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                                                                EXHIBIT 99.1

                                  MESABI TRUST
                                  PRESS RELEASE


New York, New York
August 11, 1999


The Trustees of Mesabi Trust (NYSE: MSB) have learned through a public announcement by Cleveland-Cliffs Inc., the corporate parent of Northshore Mining Company, which is the lessee/operator of Mesabi Trust lands, that Cleveland-Cliffs will implement cutbacks in production at Cliffs-managed mines in order to reduce iron ore pellet output for the year by approximately
2.7 million tons. This production cutback will include anticipated reductions of between 500,000 and 600,000 tons at the Northshore plant which produces iron ore pellets from iron ore mined from the Mesabi Trust lands, representing an annual iron ore pellet reduction of approximately 14% compared to 1998. Northshore shut down its smallest pelletizing furnace on July 22 and it is expected to be closed through November 24. Northshore tentatively plans to shut down the entire plant from October 30 to November 24. Cleveland-Cliffs also announced that it revised its overall sales forecast for the year for iron ore pellets from all Cliffs-operated facilities to 9 million tons versus record sales of 12.1 million tons in 1998. This would be the lowest level of sales since Cleveland-Cliffs acquired the Northshore mine in 1994.

These production cutbacks and anticipated sales reductions indicate to the Mesabi Trustees that pellet shipments and pellet pricing will likely decrease during the current quarter and during the second half of the current year, which would accordingly result in lower distributions to Unitholders in comparison to similar periods in prior years.

The volume of shipments of iron ore pellets by Northshore and pellet sales prices vary from quarter to quarter and year to year based on a number of factors including weather conditions on the Great Lakes, the requested delivery schedules of customers and general economic conditions in the iron ore industry. The resulting royalties to the Trust are dependent on the volume of shipments for the quarter and the year to date, the pricing of the iron ore product sales, and the percentage of iron ore shipments which is from Mesabi Trust lands rather than other lands. Currently, unusually high levels of steel imports have significantly reduced demand for domestic steel production.

This release contains forward-looking statements regarding iron ore pellet sales and production volume, as well as resulting distributions to Unitholders of Mesabi Trust, all of which could differ significantly from current expectations due to inherent risks such as lower demand for steel and iron ore, higher steel imports, processing difficulties and other factors. Although the Mesabi Trustees believe that the forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.

   CONTACT:     Daniel Chipko
                c/o Bankers Trust Company
                212-250-6519